ARTICLES OF MERGER OF
                AMERICA FIRST REIT ADVISORY COMPANY,
                       A NEBRASKA CORPORATION,
                            WITH AND INTO
              MID-AMERICA APARTMENT COMMUNITIES, INC.,
                       A TENNESSEE CORPORATION

      Pursuant to the provisions of Sections 48-21-107 and 48-21-109 of the Tennessee Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Merger for the purpose of effecting the merger (the "Merger") of America First REIT Advisory Company, a Nebraska corporation ("Advisory") into Mid-America Apartment Communities, Inc., a Tennessee corporation ("MAAC"), with MAAC being the surviving corporation in the Merger:

1. The Plan of Merger is attached hereto as Appendix "A" and incorporated herein by reference.

2. As to MAAC, a Tennessee corporation, and the surviving corporation in the merger, shareholder approval of the Merger is not required pursuant to 48-21-104(h)(2) of the Act. The Plan of Merger was duly adopted by the Board of Directors of MAAC, by unanimous written consent without a meeting on February 23, 1995. The Plan of Merger was duly adopted by the Board of Directors of Advisory by unanimous written consent on February 24, 1995 and was approved by the sole shareholder of Advisory on February 24, 1995 pursuant to applicable provisions of the Nebraska Business Corporation Act.


3. In accordance with Section 48-21-109 of the Tennessee Code Annotated, this merger is permitted under the laws of the State of Nebraska and Advisory has complied with that law in effecting this merger.

4. In accordance with Section 21-2076 of the Nebraska Business Corporation Act, this merger is permitted under the laws of the State of Tennessee and MAAC has complied with that law in effecting this merger.

5. The merger shall be effective on June 30, 1995 at 10:00 a.m., local time.

     IN WITNESS WHEREOF, the undersigned has caused this document to be executed as of the 29th day of June, 1995.

                              MID-AMERICA APARTMENT COMMUNITIES, INC.

                              By:   /s/ Simon R. C. Wadsworth
                                   ---------------------------
                                   Simon R. C.  Wadsworth,  Executive  Vice
                                   President    and   Chief   Financial
                                   Officer

                             APPENDIX "A"
                            PLAN OF MERGER

                              ARTICLE I
           CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

      I.1 Charter. The Charter of MAAC in effect immediately prior to June 30, 1995 (the "Effective Time") shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

      I.2 Bylaws. The Bylaws of MAAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                              ARTICLE II
         DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

      II.1 Directors. The directors of MAAC immediately prior to the Effective Time, namely George E. Cates, Simon R. C. Wadsworth, John J. Byrne, III, Robert F. Fogelman and O. Mason Hawkins, shall be the directors of the Surviving Corporation as of the Effective Time. In addition, as of the Effective Time, Michael B. Yanney shall become, and thereafter be, a Class II director of the Surviving Corporation.

      II.2 Officers. The officers of MAAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                             ARTICLE III
                            ADVISORY STOCK

      III.1 Conversion of the Advisory Stock. (a) At the Effective Time, each share of the Common Stock, $.01 par value per share, of MAAC outstanding immediately prior to the Effective Time (the "MAAC Common Stock") shall remain outstanding and shall represent one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

      (b) At the Effective Time, the shares of the Class A Voting Common Stock, $1.00 par value per share (the "Advisory Common Stock"), of Advisory issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in the aggregate, 153,110 shares of MAAC Common Stock (the "Merger Consideration").

      (c) As a result of the Merger and without any action on the part of the America First Companies L.L.C. (the "Advisory Shareholder"), all shares of Advisory Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist. Upon delivery by Advisory Shareholder of the certificates representing all of the outstanding Advisory Common Stock, MAAC shall deliver to Advisory Shareholder a single certificate representing 153,110 fully paid and nonassessable shares of MAAC Common Stock, which certificate shall bear a legend noting the restrictions on transfer set forth in Section 7.7 of that certain Agreement and Plan of Merger between MAAC, the Advisory Shareholder and Advisory dated as of February 24, 1995.

      (d) Each share of Advisory Common Stock issued and held in Advisory's treasury at the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

     (e) Subject to the effect of applicable laws, following surrender of the certificates representing all shares of outstanding Advisory Common Stock immediately prior to the Effective Time, there shall be paid to Advisory Shareholder, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to 153,110 shares of MAAC Common Stock (as if the same had been issued at the Effective Time), and not paid, less the amount of any withholding taxes which may be required thereon and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of MAAC Common Stock, less the amount of any withholding taxes which may be required hereon.